Exhibit 99.10

Pazoo Inc Signs Agreement With Broadcast Studio Fractal Recording And Prepares Launch Of Pazoo Radio

Whippany, N.J., September 18, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that it has signed a four month audio series showcase agreement with Fractal Recording. This recording agreement is the start of Pazoo Radio, Pazoo’s exclusive online radio channel.

Pazoo will be recording 16 radio episodes, of approximately 30 minutes each, over the 4 month period.  The episodes will be in podcast format.  The first episode is expected to be launched on or about October 10, 2014.  The podcasts will be centered around health and wellness issues.  This growing form of media (podcast) is listened to by 20% of smartphone users.  In addition, over 30% of Americans have listened to at least one podcast, and this percentage keeps rising.

Fractal Recording is a professional talk studio and broadcast facility producing podcasts and internet radio shows so individuals and businesses can get the word out to discerning public listeners. Fractal provides world-class engineers, equipment and staff in a comfortable place to welcome show guests, conduct interviews and generate content.  Fractal is conveniently located in Parsippany, New Jersey.  With the signing of the Fractal agreement, Pazoo Inc is now poised to launch its exclusive online radio channel called Pazoo Radio in the upcoming weeks.

Pazoo CEO David Cunic said, “We have been in talks for numerous months to get Pazoo Radio up and off the ground. We are very happy to have the contract officially signed with Fractal Recording. The launch of Pazoo radio will further enhance our web visitor’s online experience and spread health and wellness information to a larger audience”.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: September 18, 2014